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                         October 7, 2022

       Thomas M. Herzog
       Chief Executive Officer
       Healthpeak Properties, Inc.
       5050 South Syracuse Street, Suite 800
       Denver, Colorado 80237

                                                        Re: Healthpeak
Properties, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 17,
2022
                                                            File No. 001-08895

       Dear Thomas M. Herzog:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program